ASSIGNMENT OF TRADE NAME

This Assignment is made and entered into this 1st day of January, 2012 (the Effective Date), by and between Meizhou Gao Zhi Hotel Management Company Limited, a People’s Republic of China business organization, hereinafter referred to as the (“Assignor”) and Vanni Holdings Limited, a limited company formed in British Virgin Island, hereinafter referred to as the (“Assignee”).

Whereas the Assignor has the current rights to the use of the trade name “RAMADA” granted to it by Ramada international.  Assignor has the rights, title and interest in and the use of the name RAMADA and its’ logo for use in the People’s Republic of China.

Whereas Assignor desires to transfer to Assignee its entire right, title and interest in and to the name RAMADA and its’ logo, including all goodwill relating thereto and Assignee desires to acquire such from Assignor.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.

In consideration of the sum of USD$10, which sum is due and payable upon execution hereof,  Assignor hereby assigns all right, title and interest whatsoever throughout the People’s Republic of China in and to the name RAMADA and it’s; logo, together with the goodwill related to the name RAMADA for a ten (10) year period.  This assignment shall be renewable for a second term of ten (10) years at the option of the Assignee on the same terms covered herein.

2.

The Assignor hereby covenants that the Assignor will, at any time, upon the request of the Assignee, execute and deliver to the Assignee and new or confirmatory instruments and to perform, at the Assignee’s expense, any other acts which the Assignee may reasonably request in order to fully assign the Assignee, all of the Assignor’s rights, title and interest in and to the name RAMADA.

3.

Assignor shall indemnify and hold harmless the Assignees from and against any damage or liability, including reasonable attorney’s fees and legal expenses actually incurred and paid by Assignee for or on account of any charge, claim, suit or proceeding that alleges or is based upon any claim of any prior infringement by Assignor of the rights of any third party resulting from Assignor’s use of the name RAMADA.

IN WITNESS WHEREOF, this Assignment has been executed by and on behalf of the parties hereto on the date set forth above.

Assignor	Assignee
/s/ Yang, Shao Jun	/s/ Lin, Jun Yong
Yang, Shao Jun	Lin, Jun Young
Director	Director